Exhibit 21.1

SUBSIDIARIES OF NEUROBO PHARMACEUTICALS, INC.

Name	Jurisdiction of Organization
Neurobo Therapeutics, Inc.	Delaware
NeuroBo Co., Ltd.	A Korean limited company